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Form 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                                   SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
             Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940

(Print or Type Responses)

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1. Name and Address of Reporting Person*

(Last)             (First)          (Middle)
Aaron              James            G.
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                   (Street)

10 Muncy Drive

--------------------------------------------------------------------------------
(City)             (State)          (Zip)

West Long Branch   NJ               07764
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2. Date of Event Requiring Statement

(Month/Day/Year)
04/03/01
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

MediHut Co., Inc. "MHUT"
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   |X| Director               |_| 10% Owner

   |_| Officer                |_| Other (specify
       (Give title                below)
       below)
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6. If Amendment, Date of Original (Month/Day/Year)

   N/A
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X| Form filed by One Reporting Person

   |_| Form filed by More than One Reporting Person
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Table I - Non-Derivative Securities Beneficially Owned

-------------------------------------------------------------------------------------------------------------
1. Title of Security        2. Amount of Securities       3. Ownership Form: Direct   4. Nature of Indirect
   (Instr. 4)                  Beneficially Owned            (D) or Indirect (I)         Beneficial Ownership
                               (Instr. 4)                    (Instr. 5)                  (Instr. 5)
-------------------------------------------------------------------------------------------------------------
Common Stock                36,000                        I                           (1)
-------------------------------------------------------------------------------------------------------------
Common Stock                6,500                         I                           (2)
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------------------------------------------------------
1. Title of      2. Date Exercisable      3. Title and Amount of      4. Conversion    5. Ownership      6. Nature of
   Derivative       and Expiration Date      Securities Underlying       or Exercise      Form of           Indirect
   Security         (Month/Day/Year)         Derivative Security         Price of         Derivative        Beneficial
   (Instr. 4)                                (Instr. 4)                  Derivative       Securities:       Ownership
                 -------------------------------------------------       Security         Direct (D)        (Instr. 5)
                 Date Exer-   Expiration     Title   Amount or                            or Indirect
                 cisable      Date                   Number of                            (I)
                                                     Shares                               (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) Shares are registered in the name of ERBA Co., Inc., in which the reporting person has an ownership interest and serves as vice president. The reporting person disclaims beneficial ownership of these securities except to the extent of his 20% ownership interest in ERBA Co., Inc.

(2) These shares are held by the Aaron Family IRA Trust, a trust for the benefit of the reporting person's family. The reporting person's disclaims beneficial ownership of these securities except to the extent of his 12 1/8% contingent remainder interest in the trust.


     /s/ James G. Aaron                                December 11, 2002
     ---------------------------------                 -----------------
     James G. Aaron                                    Date
     **Signature of Reporting Person

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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